UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

September 19, 2008

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard

Redwood City, California 94063
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) On August 14, 2008, PDL BioPharma, Inc. (the “Company” or “we”) filed a Current Report on Form 8-K with the Securities and Exchange Commission disclosing that Richard Murray, Ph.D., our then executive vice president and chief scientific officer, would resign from the Company effective September 5, 2008 (the “Resignation Date”) to pursue personal and then other professional interests.  On September 19, 2008, we entered into a separation agreement and general release (the “Release Agreement”) with Dr. Murray.

Pursuant to the Release Agreement, Dr. Murray provided a general release to the Company and we agreed to make the following payments and provide the following benefits to Dr. Murray, provided that Dr. Murray did not revoke the Release Agreement:

•                  A payment of $221,225, which equals six months of Dr. Murray’s annual base salary as of the Resignation Date;

•                  A payment of $110,613, which equals 50% of Dr. Murray’s annual target bonus as of the Resignation Date;

•                  A retention payment of $81,000;

•                  12 months of Company-paid COBRA benefits, provided that Dr. Murray timely elects COBRA coverage;

•                  Six months of outplacement services, provided that Dr. Murray activates such services by November 15, 2008; and

•                  Amendment of certain of Dr. Murray’s fully vested options to purchase an aggregate of 110,313 shares of common stock, which amendment increased the post-termination exercise period for these options from three months following the Resignation Date to nine months following the Resignation Date.

The cash payments will be made in a lump sum payment and are subject to tax and other authorized or mandatory withholdings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   September 19, 2008

PDL BioPharma, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Vice President, General Counsel and Secretary